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                                                              EXHIBIT 99.2

                       MONTEREY PASTA CO.
                        PRESS RELEASE

For Immediate Release                                    Contact: Vince Guarino
January 23, 1998                                         408/753-6262, Ext. 109

-NEW, SOUTHWEST STYLE RAVIOLI REDEFINES THE REFRIGERATED PASTA CATEGORY

Salinas CA.....Monterey Pasta Company (Nasdaq: PSTA) introduces two unique gourmet ravioli flavors to fuse traditional Italian pasta with the fast growing Mexican food category. The introduction of Southwestern Style Ravioli is part of a strategy synonymous with the California Company's upscale, gourmet image.

   "We are not inhibited by traditional culinary restraints", says Lance Hewitt, President/CEO. "Our Company philosophy is a global one. We use these gourmet pasta products as a vehicle to introduce consumers to unique and exciting flavor profiles that have a fusion of traditional roots. It gives us a competitive advantage by setting us apart from the mass producers of dry and refrigerated pasta," said Hewitt.

     First, the BLUE CORN RAVIOLI made with Sonoma Jack Habanero cheese filling is a pepper lovers delight. Blue corn meal dough pillows are filled with Sonoma Jack Habanero cheese, corn and sundried tomatoes. CHILE CILANTRO RAVIOLI with Southwestern Chicken Filling incorporates black beans, green chiles, chicken and cheese for an authentic Southwestern flavor. Paired with Monterey Pasta's new Ranchero Salsa, these quickly-cooked hot entrees comprise a gourmet meal.

     Separately, Monterey Pasta announced the resignation from its Board of Directors of Timothy J. Ryan effective December 31, 1997. "Ryan's recent acceptance of an executive position with a southern California coffee company prompted the resignation," according to Lance Hewitt, President/CEO. "Tim's service since 1995 embraced a particularly challenging time at MPC and Tim was a steadying influence. We are sorry to lose his wisdom, and wish him well in his new endeavor," said Hewitt.

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